IN THIS EDITION

Year in Review: 2018 1 & 2

Forward Looking Statements 1

Financial Review 2 & 3

Tax Reminder 3

Annual Meeting 1

UNIT TRADING

August 2018:	No Sales
September 2018:	25 Units @ $600/Unit
	40 Units @ $625/Unit
October 2018:	20 Units @ $500/Unit
November 2018:	No Sales
December 2018:	No Sales
January 2019:	No Sales

ANNUAL MEETING

Thursday, March 7, 2019

6:30 p.m.

Radisson Ames Conference Center

2609 University Blvd

Ames, Iowa 50010

LINCOLNWAY ENERGY

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

YEAR IN REVIEW: 2018

By Eric Hakmiller, President and CEO

The previous year has been amongst the most challenging in the industry's history. As the year has elapsed, I thought it would be a good exercise to review what went right and what went wrong in the year, and how that positions the company for the future.

The year began much like fiscal year 2017. In the spring, the EPA began to dismantle the RFS 2 through internal waivers. I have detailed this in past newsletters but the destruction of 2.25 billion gallons of demand was the single largest factor in the results of the company and it is the lens that we need to look through in all the other events of the year. It served to destroy margins in the latter portion of the year. This has led to record low ethanol prices since September in Chicago and through that depressed margins at the plant.

Given this move by the government, Lincolnway Energy made three major moves to buttress margins through the development of PureStream™ Protein and to increase the efficiency of the facility. We added an additional fermenter in order to increase the ethanol yields of the facility. We replaced our faulty RTO in order to increase the yield of our dry DDGS per bushel and we have been working to install a new dryer system to increase the value of a portion of our co-product stream.

Lincolnway Energy has steadily increased our ethanol yields over the last three years as we have pulled out dead-legs, reduced infections and generally have been running better fermentation. The suppliers to the industry have helped continued on page 2

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

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Volume XV, Issue I  Year in Review: 2018 contnued from page 1  this process, working with us to supply specific enzymes for theneeds of the plant. That said, we were as efficient as the layoutof the plant would allow as we started the year and so installedadditonal fermentaton capacity in August. Fermentatoncapacity allows for more tme for the yeast to interact with thesugars in fermentaton. A new fermenter increased the tme by  20 percent which boosted our yields to over 2.95 gallons perbushel by November. Using the additonal tme in fermentatonand new technology by some of our suppliers, we have pushedthis number even higher. This is a huge change to the plant ascorn is our largest cost so the more efficient use of that corncomes right to the botom line.  The second major project was the replacement of the RTO. OurDDGS yield is determined by the amount of solid material we canget through our dryers and environmentally process through ourRTO. Since installaton of a new RTO in 2014, we have struggledwith its ability to handle the amounts of solid material we areprocessing. This forced us to produce an increasing amount ofmodified material at a discount. Over the years we atempted towork with the contractor, RTO manufacturer, and fan supplier onthis issue with no permanent soluton. Last summer we pulledthe plug on the issue and installed a new RTO. The whole plantis running beter with 100 percent of the solid material goingthrough the dryers which maximizes our revenue per bushel.  FINANCIAL REVIEW  January 2019  The third major project of the year was the installaton of a highprotein dryer. I spoke about this project at the last shareholdermeetng and if you remember the dryers were being deliveredand installed at that tme. Afer a great deal of struggle to getthese machines operatonal, it was concluded that there weresome engineering flaws in the dryers and the supplier offeredto redesign and reinstall the dryers. We have the new dryerson site and they are being installed as I write this. High proteincontnues to be the correct directon to move. Once the dryersare operatonal to their design capacity, we will have a clearadvantage in the market place.  These two efficiency projects are already bearing fruit in someof the most difficult markets we have seen in this industry. Weare seeing record yields for this facility and drying 100% of theDDGs we produce. While the PureStream™ project is late, it willadd to our margin in a significant way. We are seeing stronginterest for the material at good prices. These three projectsare the linchpin of the future of Lincolnway Energy. A highlyefficient processing facility producing cutng edge material thatwill allow Lincolnway Energy to endure in these tough marketenvironments and thrive when margins rebound into moretypical levels.  By Kris Strum, Director of Finance  2018 was a difficult year for the ethanol industry and LincolnwayEnergy, LLC (LWE). The company ended the 2018 fiscal year witha $2.9 million net loss, which was a $7.5 million decrease whencompared to the net income for fiscal year 2017. The decreasein net income resulted from lower market prices for ethanol andcorn oil as well as decreased producton levels.  Revenues decreased 7.9 percent when compared to fiscal year2017. The decrease in revenues resulted principally from lowerethanol prices and lower producton. Ethanol prices decreaseddue to the oversupply in the domestc market as well as contnuedconcern within the market relatng to recent internatonal tradedisputes and the small refiner waivers granted by the EPAwhich negatvely impacted prices. Producton decreased due toequipment issues with our regeneratve thermal oxidizer (RTO),forcing the plant to run at slower rates.  Distllers grain revenue was the one bright spot for 2018 withan increase in revenue of approximately $2.9 million. Theaverage price per ton increased 21.2 percent compared to 2017.Management believes the increase was in response to strongerdomestc demand resultng from increased prices of soybeanmeal and increased export demand partcularly from Argentnaas it suffered from contnued drought.  Corn oil revenue decreased 8.4 percent, or $.4 million, in fiscalyear 2018. While our corn oil producton contnues to be at thetop of the industry, the average price per ton decreased 17.2percent resultng from lower prices for soybean oil which can besubsttuted for corn oil in certain circumstances and is frequentlya competng raw material to corn oil for biodiesel producton.Cost of goods sold for fiscal year 2018 decreased approximately.8 percent when compared to fiscal year 2017. The decrease incost of goods sold is primarily due to decreases in corn costs.Cost of goods sold major components consist of corn costs,energy costs, ingredient costs, producton labor, repairs andmaintenance, process equipment depreciaton, and ethanoland distllers grain freight expense and marketng fees.  Corn costs including hedging actvity for fiscal year 2018 totaledapproximately $70.1 million compared to $72.0 million in 2017.There were .6 million less bushels ground due to improvedproducton yields and a slight decrease in producton levelswhile the average cost of corn remained relatvely the same.Corn hedging actvity in 2018 included a combined unrealizedand realized net gain of $1.7 million from derivatve instrumentscompared to a $1.3 million net gain in 2017.  contnued on page 3  2

 Volume XV, Issue I  Financial Review contnued from page 2  General and administratve expenses totaled approximately$3.2 million in fiscal year 2018 compared to $3.1 million for2017. The $.1 million increase is due to the higher legal andprofessional fees.  Other income increased $.6 million due to a setlement paymentreceived by Lincolnway Energy in a litgaton mater.  During fiscal year 2018, LWE spent approximately $13.6 millionon capital improvements. The majority of the expenditureswere for the ongoing PureStream™ Protein dryer project. Thisproject will allow LWE to produce species specific animal feedand is antcipated to be completed in the second quarter offiscal year 2019. An additonal fermenter was also installed andwork began on the RTO replacement.  Working capital was approximately $4.5 million at the end ofSeptember and our book value per share was $904.  A complete SEC 10K report for the year ended September 30,2018, can be found on a link on Lincolnway Energy’s websiteunder the heading Investors and SEC Financial Report.  Comparison of the Fiscal Years Ended September 30, 2018 and 2017  January 2019  LWE Net Income  $20,000,000  $15,000,000  $10,000,000  $5,000,000  $-  $5,000,000  2014 2015 2016 2017 2018  Working Capital  $30,000,000  $25,000,000  $20,000,000  $15,000,000  Statements of Operatons Data:  2018  2017  Revenues $Cost of Goods Sold  Gross Profit  General and Admin. ExpensesOperatng Income (loss)  Other Income (loss)Net Income $  102,050,976 $110,845,184  102,333,910 103,151,272  (282,934) 7,693,912  3,236,616 3,136,379  (3,519,550) 4,557,533  572,335 (53,685)  (2,947,215) $ 4,503,848  $10,000,000  $5,000,000  $-  2014 2015 2016 2017 2018  Balance Sheet Data:  2018  2017  Working CapitalNet Property Plant and Equipment  $ 4,483,431 $ 5,176,444  48,715,820 39,945,183  LWE Book Value per Share  Total Assets  58,403,472  51,173,323  $1,600  Long-Term Obligatons  16,029,885  3,942,960  Member’s Equity  37,999,198  41,997,638  $1,400  Book Value Per Member Unit  $  904  $  999  $1,200  TAX REMINDER  In mid-to-late February, investors will receive a K-1 fortheir porton of LWE’s taxable income for the periodJanuary 1 - December 31, 2018. This informaton willneed to be included in your 2018 tax returns. LWE cannotgive out tax advice, please contact your tax professionalif you need assistance.  $1,000  $800  $600  $400  $200  $-  2014 2015  2016 2017 2018  3

 Lincolnway Energy, LLC  59511 W. Lincoln HighwayNevada, Iowa 50201  Volume XV, Issue I  January 2019  COME JOIN US ON THE WEB!  If you haven’t already, please give us your e-mail address. This way you can receive the full color newsleter via e-mail and we can save on postage. E-mail your request to us at  info@lincolnwayenergy.com.  4